UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 5, 2013
(Date of Report)

September 5, 2013
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to ule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant
From time to time in the ordinary course of its business, Sotheby's will guarantee to a consignor a minimum sale price in connection with the sale of property at auction (an “auction guarantee”). In the event that the property sells for less than the guaranteed price, Sotheby's must perform under the auction guarantee by funding the difference between the sale price at auction and the amount of the auction guarantee. Sotheby's is generally entitled to a share of the excess proceeds (the “overage”) if the property under the auction guarantee sells above the guaranteed price. If the property does not sell, the amount of the auction guarantee must be paid, but Sotheby's has the right to recover such amount through the future sale of the property.
Sotheby's may reduce its financial exposure under auction guarantees through contractual risk and reward sharing arrangements under which a counterparty commits to bid a predetermined price on the guaranteed property (an “irrevocable bid”). If the irrevocable bid is the winning bid, the counterparty purchases the property at the predetermined price plus the applicable buyer's premium, which is the same amount that any other successful bidder would pay at that price. If the irrevocable bid is not the winning bid, the counterparty is generally entitled to receive a share of the auction commission earned on the sale and/or a share of any overage. Sotheby's irrevocable bid counterparties are typically major international art dealers or major art collectors. Sotheby's could be exposed to losses in the event any of these counterparties do not perform according to the terms of these contractual arrangements.
As reported in its Form 10-Q for the quarter ended June 30, 2013, as of July 31, 2013 Sotheby's had outstanding auction guarantees totaling $18.8 million. Subsequent to that date and through the date of this filing, Sotheby's has entered into additional auction guarantees totaling $147.6 million, which increased the aggregate amount of outstanding auction guarantees to $166.4 million. Each of the outstanding auction guarantees has a minimum guaranteed price that is below or within the range of the pre-sale auction estimates for the underlying property. As of the date of this filing, Sotheby's financial exposure under these auction guarantees is reduced by irrevocable bids totaling $23.5 million. Sotheby's may further reduce its exposure under these auction guarantees through the use of additional irrevocable bids prior to the sale. The property related to these auction guarantees will be offered at auctions in the fourth quarter of 2013. As of the date of this filing, $70.8 million of the aggregate guaranteed amount had been advanced by Sotheby's.
Subsequent to the date of this filing, Sotheby's may enter into additional auction guarantees. If any incremental auction guarantees are deemed to be material, individually or in the aggregate, Sotheby's will provide updated disclosure in a future Form 8-K or in its next quarterly periodic filing on Form 10-Q, dependent upon the timing of the execution of the related contracts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	September 5, 2013